Exhibit 5.1

June 11, 2009

KBW, Inc.
787 Seventh Avenue
New York, NY 10019

Ladies and Gentlemen:

I am General Counsel of KBW, Inc., a Delaware corporation (the “Company”), and have acted as the Company’s counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the 6,641,638 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company issuable pursuant to the KBW, Inc. 2009 Incentive Compensation Plan (the “Plan”), which number includes 641,638 shares of Common Stock which were previously registered under registration statement No. 333-142327, as filed with the Securities and Exchange Commission on April 24, 2007 for offer or sale under the KBW, Inc. 2006 Equity Incentive Plan (the “Prior Plan”) and which may now be issued under the Plan. In addition, the Registration Statement includes an indeterminate number of shares of Common Stock, not to exceed 4,706,401 shares, which remain subject to outstanding awards under the Prior Plan as of  April 13, 2009 (the “Additional Outstanding Shares”) and may be delivered pursuant to awards under the Plan, to the extent that on or after such date any such awards under the Prior Plan are forfeited or settled or terminate without a distribution of shares or shares of Common Stock are used to pay required tax withholding for any such award under the Prior Plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Part II of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.  The opinions expressed are limited to the Delaware General Corporation Law.

In connection with this opinion, I have reviewed and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement, (2) the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the Plan, the issuance of shares under the Plan and the filing of the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that when the 6,641,638 shares of Common Stock issuable under the Plan are issued and sold (and the consideration therefor received) pursuant to the provisions of restricted stock award agreements, stock option agreements or other awards duly authorized under the Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable. I am further of the opinion that to the extent any of the Additional Outstanding Shares are issuable under the Plan and are issued and sold (and the consideration therefor received) pursuant to the provisions of restricted stock award agreements, stock option agreements or other awards duly authorized under the Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. I further consent to the reference to me in Item 5 (“Interests of Named Experts and Counsel”) of

Part II of the Registration Statement and the “Validity of the Securities” section of the reoffer prospectus included in the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the shares of common stock of the Company.

Very truly yours,
/s/ Mitchell B. Kleinman